Exhibit D

AGREEMENT FOR FILING CONSOLIDATED
INCOME TAX RETURNS AND FOR
ALLOCATION OF LIABILITIES AND BENEFITS
ARISING FROM SUCH CONSOLIDATED
TAX RETURNS BETWEEN
WGL HOLDINGS, INC. AND SUBSIDIARY COMPANIES

This agreement is entered into as of September 30, 2001 and is effective for tax years ending September 30, 2001 and thereafter. The following members of WGL Holdings, Inc., an affiliated group of corporations as described in Section 1504 of the Internal Revenue Code, hereby authorize their common parent corporation, WGL Holdings, Inc. (“Holdings”), to make and file a consolidated federal income tax return on behalf of the group.

The members may join in the filing of certain consolidated state income tax returns (to the extent permitted or required under applicable state income tax laws), and it is now the intention of the group to enter into an agreement for the allocation of current state income taxes.

Federal Employer
Name and Address	Identification Number
WGL Holdings, Inc.	52-2210912
1100 H Street, NW
Washington, DC 20080

Washington Gas Light Company	53-0162882
1100 H Street, NW
Washington, DC 20080

Hampshire Gas Company	52-0787226
1100 H Street, NW
Washington, DC 20080

Crab Run Gas Company	52-0908630
1100 H Street, NW
Washington, DC 20080

Washington Gas Energy Services, Inc.	52-1542887
1100 H Street, NW
Washington, DC 20080

Washington Gas Energy Systems, Inc.	62-1366463
1100 H Street, NW
Washington, DC 20080

Federal Employer
Name and Address	Identification Number
Brandywood Estates, Inc.	52-1526660
1100 H Street, NW
Washington, DC 20080

Washington Gas Resources Corporation	54-1852163
1100 H Street, NW
Washington, DC 20080

Washington Gas Consumer Services, Inc.	54-1853356
1100 H Street, NW
Washington, DC 20080

American Combustion Industries, Inc.	52-1395824
1100 H Street, NW
Washington, DC 20080

WG Maritime Plaza I, Inc.	54-1012467
1100 H Street, NW
Washington, DC 20080

Washington Gas Credit Corporation	52-2278240
1100 H Street, NW
Washington, DC 20080

The parties hereby agree to allocate liabilities and benefits arising from such consolidated return in the manner prescribed below which is consistent with Rule 45(c) of the Public Utility Holding Company Act of 1935:

(1)	Definitions:

“Consolidated taxable income” is the income or loss of a company for a tax year, computed as though such company had filed a separate return on the same basis as used in the consolidated return except dividend income from member companies is disregarded and other intercompany transactions eliminated in the consolidated return shall be given the appropriate effect.

“Consolidated tax” is the aggregate current U.S. federal income tax liability for a tax year, being the tax shown on the consolidated federal income tax return and any adjustments thereto which are thereafter determined. If, because of a consolidated net operating loss, investment tax credit, carrybacks, etc., a refund is due, the consolidated tax for the current year will be that refund.

“Separate return tax” is the tax on the corporate taxable income or capital of a company including the effect of any particular feature of the tax law, differences in tax rates, investment tax credits, etc., applicable to it. Separate return tax may be either positive or negative.

(2)	The consolidated tax shall be apportioned among the members of the group utilizing the “separate return tax” method in the manner prescribed below:

a)	Dividend income from other members of the group and intercompany transactions recorded by consolidation entries that affect the consolidated tax will be assigned to the appropriate member necessitating the intercompany elimination for the purpose of computing separate return tax.

b)	With the exception of Holdings, each member of the group having negative separate return tax will receive current payment in an amount equal to such negative separate return tax if that member has sufficient taxable income in the carryback period to utilize its negative separate return tax. A member of the group that cannot utilize its negative separate return tax on a stand alone basis either in the current period or the permitted carryback period will not receive payment for their negative separate return tax until that member generates sufficient taxable income to utilize its losses. The benefits of the negative separate return tax not utilized currently by the member will serve to reduce the tax payment obligation of the positive separate return tax members. The positive separate return tax member will record a liability to Holdings for this reduction. Holdings will record a liability for the negative separate return tax to the loss member. Members with a negative separate return tax will not participate in the allocation of Holdings’ loss, if applicable, for that year. If, because of carryback or other restrictions, the aggregate of all negative separate return taxes is not entirely usable in the current year’s return, the portion which is usable will be apportioned among the members having negative separate return tax in proportion thereto. Upon recognition of previously restricted negative separate return tax benefits by a member in future allocations, the consolidated tax allocation of the member will be reduced and the excess will be charged back to the members who were allocated the prior benefit.

(c)	Holdings’ negative separate return tax will be allocated currently to positive separate return tax members on the ratio of their positive separate return tax to the total positive separate return tax. Any Holdings’ positive separate return tax will be allocated to Holdings. Holdings may not subsequently utilize the benefits of its negative separate return tax that was previously allocated to other members.

(d)	Each member of the group, after intercompany eliminations, will pay an amount equal to its proportionate share of the consolidated tax liability to subsidiary members having negative separate return tax, for which the separate return loss was utilized to offset consolidated taxable income, based on the ratio of its separate return tax to the total of the separate return taxes of members having positive separate return tax, assuming such loss companies meet the carryback requirement of sub-section (b) above.

(3)	In the event the consolidated return reflects a net operating loss or excess investment tax credit and cannot be totally carried back, the tax benefit of such net operating loss or excess shall be allowed as a carryover to future years. In the event they cannot be fully utilized on a consolidated basis, a proportionate allocation under Section (2) will be made. If and when the tax benefits are realizable on a consolidated basis in a subsequent year, such tax benefits shall be allocated to the members originally denied such benefits in the year the items were generated.

(4)	In the event the consolidated tax is subsequently materially revised by amended returns, interim payments or refunds, or, in any event, by a final determination, such changes shall be allocated in the same manner as though the adjustments on which they are based had formed part of the original consolidated return. The tax effect of negotiated adjustments that do not include an item-by-item modification of the return shall be allocated in accordance with Section (2)(d) of this agreement or, considering all the facts and circumstances, under such other method as may be determined to be more fair and equitable.

(5)	No subsidiary company, as a result of the method of allocation described herein, shall be required to pay more tax than its separate return tax as defined in Section (1).

(6)	Any current state income tax liability or benefit associated with a state income tax return or franchise tax return involving more than one member shall be allocated to such subsidiaries doing business in such state based on their separate return liabilities and other principles set forth herein.

No member is to be allocated a state tax that is greater than its state tax liability had it filed a separate return, including the carryback/carryforward period. All available credits are to be allocated to the member generating the credit prior to the allocation of the system tax liability if available on a separate return basis.

Similar to Section 2(b) for federal income taxes, a member of the group that cannot utilize its negative separate return tax on a stand alone basis either in the current period of permitted carryback period will not receive payment for their negative separate return tax until that member generates sufficient taxable income to utilize its losses.

In the event the consolidated state income tax liability for any year is redetermined subsequent to the allocation of the consolidated tax liability reported for that tax year, the redetermined tax liability shall be allocated pursuant to this agreement as if the adjustments and modifications related to this determination had been part of the original return. Any interest or penalties associated with underpayment or overpayment of tax shall be allocated based on the allocation of the underlying underpayment or overpayment of tax.

(7)	This agreement shall be effective with respect to all taxable years ending on or after the date hereof, in which any subsidiary is a member of the consolidated group for any portion of the tax year. In the event that a party to this agreement ceases to be a member of the consolidated group, the rights and obligations of such party and each other party to this agreement shall survive, but only with respect to taxable years including or ending before the date such party ceases to be a member of the consolidated group.

(8)	In the event that any member of the consolidated group at any time leaves the group and, under any applicable statutory provision or regulation, that member is assigned and deemed to take with it all or a portion of any of the tax attributes of the group (including but not limited to net operating loss and credit carryforwards), then to the extent that the amount of tax attributes differs from the amount of such attributes previously allocated to such member under this Agreement, the departing member shall appropriately settle with the consolidated group. Such settlement shall consist of a payment (1) on a dollar for dollar basis for all differences in credits, and, (2) in the case of net operating loss differences, in an amount computed by reference to the amount of net operating loss multiplied by the applicable tax rate relating to such net operating loss. The settlement amounts shall be allocated among the remaining members of the group in proportion to the relative level of attributes possessed by each member and the attributes of each member shall be adjusted accordingly.

Upon the departure of any member from the group, such member shall allocate its items of income, deduction, loss and credit between the period that it was a member of the group and the period thereafter based upon a methodology determined by Holdings.

In the case of unexpected events, including changes in the tax law that may require modifications to the agreement, amendment to this agreement shall be conditioned on the approval by the Securities and Exchange Commission.

This agreement may be executed in one or more counterparts, each of which, taken together, shall be deemed to constitute a single agreement.

WGL Holdings, Inc.	By: /s/ Frederic M. Kline
Frederic M. Kline
Vice President and Chief Financial Officer

Washington Gas Light Company	By: /s/ Robert E. Tuoriniemi
Robert E. Tuoriniemi
Controller

Hampshire Gas Company	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary

Crab Run Gas Company	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary

Washington Gas Energy Services, Inc.	By: /s/ Harry A. Warren
Harry A. Warren
President

Washington Gas Energy Systems, Inc.	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary

Brandywood Estates, Inc.	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary

Washington Gas Resources Corporation	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary

Washington Gas Consumer Services, Inc.	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary

American Combustion Industries, Inc.	By: /s/ Karen B. Pancost
Karen B. Pancost
Assistant Secretary

WG Maritime Plaza I, Inc.	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary

Washington Gas Credit Corporation	By: /s/ Karen B. Pancost
Karen B. Pancost
Secretary